Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED DECEMBER 31, 2021

Fourth Quarter Highlights

•Interest income of $23.2 million; net interest income of $14.2 million
•Net income attributable to common stockholders of $7.4 million
•Basic earnings per common share (“EPS”) of $0.32
•Book value per common share of $15.92 at December 31, 2021
•Taxable income of $0.40 per common share
•Formed one joint venture that acquired $329.8 million in unpaid principal balance ("UPB") of mortgage loans with collateral values of $716.7 million and retained $55.3 million of varying classes of related securities issued by the joint venture to end the quarter with $494.8 million of investments in debt securities and beneficial interests
•Purchased $148.8 million of re-performing mortgage loans ("RPLs"), with UPB of $149.5 million at 54.1% of property value, $3.5 million of non-performing loans ("NPLs"), with UPB of $3.3 million at 56.5% of property value, and $5.4 million of small balance commercial loans ("SBC loans"), with UPB of $5.3 million at 43.7% of property value to end the quarter with $1.1 billion in net mortgage loans
•Collected total cash of $86.6 million from loan payments, sales of real estate owned properties ("REO") and collections from investments in debt securities and beneficial interests
•Held $84.4 million of cash and cash equivalents at December 31, 2021; average daily cash balance for the quarter was $79.3 million
•As of December 31, 2021, approximately 72.3% of portfolio based on UPB made at least 12 out of the last 12 payments

New York, NY—March 3, 2022 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended December 31, 2021. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. In addition to our continued focus on residential RPLs, we also originate and acquire SBC loans secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Loan interest income(1,2)	$16,718	$15,772	$15,788	$18,181	$18,108
Earnings from debt securities and beneficial interests(2,4)	$6,447	$7,126	$6,994	$5,937	$6,243
Other interest income/(loss)	$81	$156	$266	$(83)	$407
Interest expense	$(8,999)	$(8,609)	$(8,830)	$(10,304)	$(10,837)
Net interest income(2,3)	$14,247	$14,445	$14,218	$13,731	$13,921
Net decrease in the net present value of expected credit losses(2,3)	$4,296	$3,678	$4,733	$5,516	$7,966
Other income and income from equity method investments	$854	$868	$843	$519	$618
Total revenue, net(1,5)	$19,397	$18,991	$19,794	$19,766	$22,505
Consolidated net income(1)	$9,279	$10,684	$11,170	$10,642	$14,402
Net income per basic share	$0.32	$0.40	$0.45	$0.30	$0.47
Average equity(1,6)	$500,760	$493,687	$498,990	$508,319	$509,628
Average total assets(1)	$1,696,144	$1,669,965	$1,600,337	$1,674,301	$1,654,579
Average daily cash balance(7,8)	$79,294	$89,240	$113,008	$115,220	$128,687
Average carrying value of RPLs(1)	$924,171	$860,155	$897,847	$1,025,204	$1,044,997
Average carrying value of NPLs(1)	$116,272	$88,205	$46,139	$46,437	$39,958
Average carrying value of SBC loans	$25,989	$28,469	$23,685	$31,539	$8,751
Average carrying value of debt securities and beneficial interests	$487,110	$520,814	$405,612	$361,852	$367,389
Average asset backed debt balance(1)	$1,089,104	$1,044,125	$992,122	$1,088,936	$1,025,717
____________________________________________________________
(1)At the beginning of the first quarter of 2021, we acquired all of our joint venture partner's interest in Ajax Mortgage Loan Trust 2018-C ("2018-C"). Results for the quarters ended June 30, 2021 and March 31, 2021 reflect our 100% ownership of 2018-C. In all prior quarters, 2018-C was 37%, owned by third party institutional investors, and was consolidated by us under U.S. Generally Accepted Accounting Principles ("U.S. GAAP"). Our remaining ownership interest in Ajax Mortgage Loan Trust 2017-D ("2017-D"), which we consolidate, remains at 50% and is consistent with prior quarters.
(2)All quarters have been updated to reflect the reclassification of loan and beneficial interest credit loss expense from Net increase in the net present value of cash flows to loan interest income and earnings from debt securities and beneficial interest lines, respectively.
(3)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarter. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.
(4)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(5)Total revenue includes net interest income, income from equity method investments, gain or loss on sale of mortgage loans and other income.
(6)Average equity includes the effect of an aggregate of $115.1 million of preferred stock.
(7)Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.
(8)For the three months ended September 30, 2021, the average daily cash balance excludes $9.4 million of funds on deposit in a non-interest bearing account which closed on August 20, 2021. Including the $9.4 million on deposit, average daily cash was $94.4 million. For the three months ended June 30, 2021, the average daily cash balance excludes $22.1 million and $17.5 million of funds on deposit in a non-interest bearing account which closed on June 17, 2021 and June 24, 2021, respectively. The average daily cash balance also excludes $9.4 million of funds on deposit in a non-interest bearing account for a transaction that closed on August 20, 2021. Including the aggregate amount of $49.0 million on deposit, average daily cash was $125.7 million.

Our consolidated net income attributable to our common stockholders was $7.4 million for the quarter ended December 31, 2021, compared to $9.3 million for the September 30, 2021 quarter.

Our net interest income for the quarter ended December 31, 2021 prior to the net decrease in the present value of expected credit losses was $14.2 million, a decrease of $0.2 million over the prior quarter. Gross interest income increased by $0.2 million driven by an increase in the average balance of our investments in mortgage loans. Our interest expense for the quarter ended December 31, 2021 increased $0.4 million compared to the prior quarter primarily as a result of the acquisition of Ajax Mortgage Loan Trust 2019-C ("2019-C"). We acquired the remaining outstanding 66% of the Class B notes and trust certificates in 2019-C from our joint venture partner and retired the outstanding $95.2 million liability for the senior bond on December 27, 2021 which carried an interest rate higher than our current borrowing rate. As a result we now own a 100% interest in the loans that were formerly in 2019-C. By calling 2019-C we accelerated the amortization of the deferred issuance costs of $0.3 million.

During the quarter ended December 31, 2021, we recorded $4.3 million in earnings from a reduction in expected future credit losses compared to a $3.7 million reduction in the third quarter of 2021, for an increase of $0.6 million due to higher than expected payments received during the quarter. We generally acquire loans at a discount and record an allowance for expected credit losses at acquisition. We update the allowance quarterly based on changing cash flow expectations in accordance with the current expected credit losses accounting standard, otherwise known as CECL.

Our operating expenses increased during the quarter ended December 31, 2021 due to an increase in loan servicing expense primarily due to including a full quarter of servicing fee expense on an NPL pool acquired in September 2021 and the acquisition of loans from 2019-C. We also experienced increased tax consulting and preparation fees of $0.5 million, and increased amortization of the put option liability. The increase in tax preparation fees is a one-time adjustment not expected to recur in 2022.

We ended the quarter with a book value of $15.92 per common share, compared to a book value per common share of $16.00 for the quarter ended September 30, 2021. The decrease in book value is due to both the special cash dividend of $0.10 per share declared on December 30, 2021 and a reduction in common equity resulting from net fair value decreases of $2.4 million, or approximately $0.08 per share, taken on our portfolio of debt securities recorded as an adjustment to equity after considering our regular quarterly dividends on common and preferred stock and our quarterly earnings.

During the quarter, we acquired the remaining outstanding 66% of the Class B notes and trust certificates in 2019-C for approximately $33.5 million in cash. The acquisition resulted in us owning 100% of the equity interest of the Trust and the related mortgage loan assets and senior debt outstanding. Subsequent to the acquisition, we removed our prior investment in securities and beneficial interests for 2019-C and recorded a $152.9 million investment in mortgage loans and a $95.2 million liability for the senior bond. The senior bond was redeemed on December 27, 2021. We paid double interest expense of approximately $0.1 million while the acquired mortgage loans and debt securities were placed on a repurchase line before the senior bond could be retired. The combination of the additional interest expense and the acceleration of the deferred issue costs for calling 2019-C contributed an additional $0.4 million of expenses for the quarter, or about $0.02 per share. By consolidating 2019-C, and removing the related securities and beneficial interests from our balance sheet, our future earnings from debt securities will decrease and we will have higher interest income from mortgage loans and higher servicing fees from our direct ownership of the underlying loans.

Including the loans acquired through 2019-C, we purchased $148.8 million of RPLs with UPB of $149.5 million at 54.1% of property value, $3.5 million of NPLs with UPB of $3.3 million at 56.5% of property value, and $5.4 million of SBC loans with UPB of $5.3 million at 43.7% of property value. These loans were acquired and included on our consolidated balance sheet for a weighted average of 52 days of the quarter. We ended the quarter with $1.1 billion of mortgage loans with an aggregate UPB of $1.2 billion.

On November 19, 2021, we co-invested with third party institutional accredited investors to form a joint venture, 2021 NPL1 and acquired 16.33% of the varying classes of securities including class A securities, B securities and trust certificates. 2021 NPL1 acquired 2,343 NPLs with aggregate UPB of $329.8 million. The purchase price is 102.7% of UPB and 47.2% of the estimated market value of the underlying collateral of $716.7 million. Based on the structure of the transaction we do not consolidate 2021 NPL1 under U.S. GAAP.

We recorded $0.1 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended December 31, 2021. We sold nine properties in the fourth quarter and nine properties were added to REO held-for-sale through foreclosures, deed in lieu proceedings or direct purchase. Limited housing inventory has accelerated our REO liquidation timelines while we are continuing to experience some delays in foreclosure proceedings relating to the COVID-19 pandemic.

We collected $86.6 million of cash during the fourth quarter as a result of loan payments, loan payoffs, sales of REO, payoff of securities and cash collections on our securities portfolio to end the quarter with $84.4 million in cash and cash equivalents. Cash collections of $67.6 million were derived from our mortgage loan and REO portfolios as a result of loan payments, loan payoffs, and sales of REO during the quarter, and $19.0 million were derived from interest and principal payments on investments in debt securities and beneficial interests.

During the quarter ended December 31, 2021, we repurchased an aggregate principal amount of $1.3 million of our senior convertible notes for a total purchase price of $1.3 million, and accelerated the amortization of the deferred issuance costs of $0.1 million.

On December 30, 2021, our Board of Directors declared a special cash dividend of $0.10 per share of our common stock, which was paid on January 25, 2022 to our common stockholders of record as of January 10, 2022.

The following table provides an overview of our portfolio at December 31, 2021 ($ in thousands):

No. of loans	5,941	Weighted average coupon	4.33%
Total UPB(1)	$1,165,841	Weighted average LTV(5)	63.7%
Interest-bearing balance	$1,069,407	Weighted average remaining term (months)	295
Deferred balance(2)	$96,434	No. of first liens	5,883
Market value of collateral(3)	$2,193,143	No. of second liens	58
Original purchase price/total UPB	82.0%	No. of REO held-for-sale	31
Original purchase price/market value of collateral	47.1%	Market value of REO held-for-sale(6)	$6,611
RPLs	87.5%	Carrying value of debt securities and beneficial interests in trusts	$494,361
NPLs	10.8%	Loans with 12 for 12 payments as an approximate percentage of UPB(7)	72.3%
SBC loans(4)	1.7%	Loans with 24 for 24 payments as an approximate percentage of UPB(8)	63.9%
____________________________________________________________
(1)Our loan portfolio consists of fixed rate (60.6% of UPB), ARM (7.5% of UPB) and Hybrid ARM (31.9% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of the reporting date.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of December 31, 2021 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

Since quarter end, we have acquired two residential RPLs in two transactions from two different sellers. The purchase price of the RPLs was 89.0% of UPB and 57.9% of the estimated market value of the underlying collateral of $0.5 million.

We have agreed to acquire, subject to due diligence, 23 residential RPLs in five transactions, and 39 NPLs in three transactions, with aggregate UPB of $5.6 million and $7.4 million, respectively. The purchase price of the residential RPLs is 98.3% of UPB and 39.7% of the estimated market value of the underlying collateral of $13.8 million. The purchase price of the NPLs is 99.2% of UPB and 49.9% of the estimated market value of the underlying collateral of $14.7 million.

In January 2022, Gaea Real Estate Corp. ("Gaea"), an affiliated company in which we hold an interest, completed a private capital raise through which it raised $30.0 million from the issuance of 1,828,153 shares of common stock and warrants. We acquired 371,103 shares and an equal number of warrants for $6.1 million. Upon completion of the private placement, our ownership interest in Gaea was approximately 22.2%.

On March 3, 2022, our Board of Directors declared a cash dividend of $0.26 per share to be paid on March 31, 2022 to stockholders of record as of March 18, 2022.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, March 3, 2022 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. We also originate and acquire loans secured by multi-family residential and smaller commercial mixed use retail/residential properties and acquire multi-family retail/residential and mixed use and commercial properties. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, risks relating to the impact of the COVID-19 outbreak and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2021 when filed with the SEC. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. If the COVID-19 outbreak continues to spread or the response to contain it is unsuccessful, Great Ajax could experience material adverse effects on its business, financial condition, liquidity and results of operations. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$23,246	$23,054	$23,048	$24,035
Interest expense	(8,999)	(8,609)	(8,830)	(10,304)
Net interest income	14,247	14,445	14,218	13,731
Net decrease in the net present value of expected credit losses(1)	4,296	3,678	4,733	5,516
Net interest income after the impact of changes in the net present value of expected credit losses	18,543	18,123	18,951	19,247

Income from equity method investments	89	90	357	163
Other income	765	778	486	356
Total revenue, net	19,397	18,991	19,794	19,766

EXPENSE:
Related party expense - loan servicing fees	2,158	1,743	1,699	1,833
Related party expense - management fee	2,281	2,292	2,270	2,273
Professional fees	1,011	526	763	640
Real estate operating expenses	131	(76)	88	185
Fair value adjustment on put option liability	2,824	2,493	2,201	1,944
Other expense	1,315	1,227	1,375	1,304
Total expense	9,720	8,205	8,396	8,179
Loss on debt extinguishment	367	—	161	911
Income before provision for income tax	9,310	10,786	11,237	10,676
Provision for income tax	31	102	67	34
Consolidated net income	9,279	10,684	11,170	10,642
Less: consolidated net (loss)/income attributable to non-controlling interests	(33)	(578)	(1,158)	1,689
Consolidated net income attributable to Company	9,312	11,262	12,328	8,953
Less: dividends on preferred stock	1,950	1,949	1,950	1,949
Consolidated net income attributable to common stockholders	$7,362	$9,313	$10,378	$7,004
Basic earnings per common share	$0.32	$0.40	$0.45	$0.30
Diluted earnings per common share	$0.32	$0.38	$0.42	$0.30

Weighted average shares – basic	22,905,267	22,862,429	22,825,804	22,816,978
Weighted average shares – diluted	30,439,064	30,407,649	30,198,696	22,816,978
____________________________________________________________
(1)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarters ended December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$84,426	$107,147
Cash held in trust	3,100	188
Mortgage loans held-for-sale, net	29,572	—
Mortgage loans held-for-investment, net(1,2)	1,080,434	1,119,372
Real estate owned properties, net(3)	6,063	8,526
Investments in securities at fair value(4)	355,178	273,834
Investments in beneficial interests(5)	139,588	91,418
Receivable from servicer	20,899	15,755
Investment in affiliates	27,020	28,616
Prepaid expenses and other assets	13,400	8,876
Total assets	$1,759,680	$1,653,732

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,6)	$575,563	$585,403
Borrowings under repurchase transactions	546,054	421,132
Convertible senior notes, net(6)	102,845	110,057
Management fee payable	2,279	2,247
Put option liability	23,667	14,205
Accrued expenses and other liabilities	8,799	6,197
Total liabilities	1,259,207	1,139,241

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,307,400 shares issued and outstanding at December 31, 2021 and December 31, 2020	51,100	51,100
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 2,892,600 shares issued and outstanding at December 31, 2021 and December 31, 2020	64,044	64,044
Common stock $0.01 par value; 125,000,000 shares authorized, 23,146,775 shares issued and outstanding at December 31, 2021 and 22,978,339 shares issued and outstanding at December 31, 2020	233	231
Additional paid-in capital	316,162	317,424
Treasury stock	(1,691)	(1,159)
Retained earnings	66,427	53,346
Accumulated other comprehensive income	1,020	375
Equity attributable to stockholders	497,295	485,361
Non-controlling interests(7)	3,178	29,130
Total equity	500,473	514,491
Total liabilities and equity	$1,759,680	$1,653,732
____________________________________________________________

(1)Mortgage loans held-for-investment, net include $756.8 million and $842.2 million of loans at December 31, 2021 and December 31, 2020, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans held-for-investment, net include $7.1 million and $13.7 million of allowance for expected credit losses at December 31, 2021 and December 31, 2020 respectively.
(2)As of December 31, 2021, balances for Mortgage loans held-for-investment, net include $1.4 million from a 50.0% owned joint venture. As of December 31, 2020, balances for Mortgage loans held-for-investment, net include $307.1 million and Secured borrowings, net of deferred costs includes $250.6 million from 50.0% and 63.0% owned joint ventures, all of which we consolidate under U.S. GAAP. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).
(3)Real estate owned properties, net, are presented net of valuation allowances of $0.5 million and $1.4 million at December 31, 2021 and December 31, 2020, respectively.
(4)As of December 31, 2021 and December 31, 2020, Investments in securities at fair value include amortized cost basis of $354.2 million and $273.4 million, respectively, and net unrealized gains of $1.0 million and $0.4 million, respectively.
(5)Investments in beneficial interests includes allowance for expected credit losses of $0.6 million and $4.5 million at December 31, 2021 and December 31, 2020, respectively.
(6)Secured borrowings, net are presented net of deferred issuance costs of $7.3 million at December 31, 2021 and $5.4 million at December 31, 2020. Convertible senior notes, net are presented net of deferred issuance costs of $1.7 million at December 31, 2021 and $3.3 million at December 31, 2020.
(7)As of December 31, 2021 non-controlling interests includes $1.8 million from a 50.0% owned joint venture, $1.3 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary. As of December 31, 2020 non-controlling interests includes $27.4 million from the 50.0% and 63.0% owned joint ventures, $1.5 million from a 53.1% owned subsidiary and $0.2 million from a 99.9% owned subsidiary which we consolidates under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	December 31, 2021			September 30, 2021			June 30, 2021			March 31, 2021
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(unaudited)			(unaudited)			(unaudited)			(unaudited)
Basic EPS
Consolidated net income attributable to common stockholders	$7,362	22,905,267		$9,313	22,862,429		$10,378	22,825,804		$7,004	22,816,978
Allocation of earnings to participating restricted shares	(79)	—		(92)	—		(78)	—		(52)	—
Consolidated net income attributable to unrestricted common stockholders	$7,283	22,905,267	$0.32	$9,221	22,862,429	$0.40	$10,300	22,825,804	$0.45	$6,952	22,816,978	$0.30
Effect of dilutive securities(1)
Restricted stock grants and manager and director fee shares(2)	79	248,482		92	229,291		—	—		—	—
Amortization of put option(3)	—	—		—	—		—	—		—	—
Interest expense (add back) and assumed conversion of shares from convertible senior notes(4)	2,229	7,285,315		2,237	7,315,929		2,255	7,372,892		—	—
Diluted EPS
Consolidated net income attributable to common stockholders and dilutive securities	$9,591	30,439,064	$0.32	$11,550	30,407,649	$0.38	$12,555	30,198,696	$0.42	$6,952	22,816,978	$0.30
____________________________________________________________
(1)Our outstanding warrants for an additional 6,500,000 shares of common stock would have an anti-dilutive effect on diluted earnings per share for the three months ended December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021 and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended June 30, 2021 and March 31, 2021 would have been anti-dilutive and have been removed from the calculation.
(3)The effect of the amortization of put options on our diluted EPS calculation for the three months ended December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021 would have been anti-dilutive and have been removed from the calculation.
(4)The effect of interest expense and assumed conversion of shares from convertible senior notes on our diluted EPS calculation for the three months ended March 31, 2021 would have been anti-dilutive and have been removed from the calculation.